Exhibit 99.1

Michael Schonfeld Joins BankAnnapolis as Senior Vice President & Chief Business Banking Officer

ANNAPOLIS, Md.--(BUSINESS WIRE)--October 7, 2010--BankAnnapolis announced that Michael Schonfeld has joined the Bank as its Senior Vice President and Chief Business Banking Officer. He will manage the Bank’s Private Business Banking unit and oversee sales in the Bank’s branches.

Schonfeld possesses more than 23 years of experience in banking. Prior to joining BankAnnapolis, he was Executive Vice President and Chief Lending Officer for Hopkins Federal Savings Bank based in Baltimore. Previously, he held a senior executive position with Taneytown Bank & Trust Company and began his career as a commercial loan officer for First National Bank of Maryland.

“Mike Schonfeld brings an excellent reputation and an abundance of contacts and experience to his new role as Chief Business Banker at BankAnnapolis,” said Richard M. Lerner, Chairman and CEO. “His mandate is to extend the Bank’s reach to small businesses throughout Central Maryland, and to establish BankAnnapolis as one of the preeminent business banking institutions in our market. I am confident that he is the right person for the job and I am pleased to have him as the newest member of our senior management team.”

“My career in community banking has allowed me to build close relationships with my customers,” Schonfeld said. “At BankAnnapolis I will have the opportunity to further develop these relationships and reach out to more businesses. With our expanded trade area, a strong focus on traditional commercial lending and a staff that is deeply committed to the community, I’m looking forward to heading up this group. I also look forward to playing a significant role in shaping the future success of the Bank.”

Schonfeld, a 1985 graduate of William and Mary, earned a Masters of Science in Real Estate Finance and Development from Johns Hopkins University in 2004.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through eight community banking offices in Anne Arundel and Queen Anne's Counties in Maryland. The Bank's parent company, Annapolis Bancorp, Inc. (NASDAQ: ANNB), reported total assets of $431.7 million at June 30, 2010.

CONTACT:
Lori Mueller
BankAnnapolis
410-224-4455, Ext. 109
or
Harry Bosk
Bosk Communications
410-591-3699